Exhibit 99.1

Phio Pharmaceuticals Announces Strategic Initiative to Create Awareness of the Comprehensive INTASYL ® siRNA Portfolio

–	Robert Infarinato named VP, Strategic Development
–	Lisa Carson named as new VP, Finance and Administration

Marlborough, Massachusetts—(Newsfile Corp.-June 6, 2025) — Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage siRNA biopharmaceutical company developing therapeutics using its proprietary INTASYL® gene silencing technology to treat cancer. Phio announced today a strategic initiative to heighten awareness of potential applications of the broader INTASYL siRNA portfolio, which includes approximately 30 compounds. Recently, positive interim safety and efficacy results were reported in the on-going Phase 1b dose escalation clinical trial with the INTASYL compound PH-762 for the treatment of skin cancer. Clinical and preclinical data to date suggest promise for other potential applications across the INTASYL portfolio.

Mr. Robert Infarinato has been appointed to the role of VP, Strategic Development, effective June 9, 2025. He will be transitioning from his role as Chief Financial Officer to concentrate on directing strategic business development initiatives focusing on potential applications of the broader INTASYL portfolio. Concurrently, Ms. Lisa Carson, was appointed VP, Finance and Administration and will lead Phio’s finance team.

Mr. Infarinato has over 30 years of finance and accounting leadership experience. He served as head of a consulting firm, advising on operational matters including funding and IPO process. Previous positions include serving as Chairman of the Board of Trustees for Abington Health and as executive Vice President and CFO of an international service company.

Ms. Carson joined Phio in May 2025 with more than 20 years of finance and accounting leadership experience. She most recently was VP, Finance and Controller at Prelude Therapeutics, where she supported the company’s IPO and expansion. Ms. Carson also held leadership roles at TELA Bio and PhaseBio Pharmaceuticals.

“It is a great pleasure to announce the new positions of these two experienced professionals” said Robert Bitterman, Phio’s CEO and President. “This strategic move underscores the company’s commitment to gain greater awareness of the potential applications in our INTASYL siRNA portfolio.”

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical-stage siRNA biopharmaceutical company advancing its INTASYL® gene silencing technology focused on immuno-oncology therapeutics. Phio’s INTASYL compounds are designed to enhance the body’s immune cells to more effectively kill cancer cells. Phio’s lead clinical program is an INTASYL compound, PH- 762, designed to silence the PD-1 gene implicated in various forms of skin cancer. The on-going Phase 1b clinical trial (NCT# 06014086) is evaluating PH-762 for the treatment of cutaneous squamous cell carcinoma, melanoma and Merkel cell carcinoma. PH-762 is a potential non- surgical treatment for skin cancers.

For additional information, visit the Company’s website, www.phiopharma.com.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “intends,” “believes,” “anticipates,” “indicates,” “plans,” “expects,” “suggests,” “may,” “would,” “should,” “potential,” “designed to,” “will,” “ongoing,” “estimate,” “forecast,” “target,” “predict,” “could” and similar references, although not all forward-looking statements contain these words. Examples of forward-looking statements contained in this press release include, among others, the possibility that our INTASYL® siRNA gene silencing technology will make the body’s immune cells more effective in killing cancer cells, the potential for additional potential applications across the INTASYL portfolio, expectations regarding timing of enrollment, and statements regarding our commercial and clinical strategy, development plans and timelines and other future events.

These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control., Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors” and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

Jennifer Phillips: jphillips@phiopharma.com

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